Exhibit 11.1

CODE OF ETHICS

UPDATED: July 2019

Approved by the Board of Directors at their meeting held on July 16th, 2019, as stated in the respective minutes.

PROLOGUE

This Code of Ethics (hereinafter referred to as the “Code” of Banco Latinoamericano de Comercio Exterior, S.A. (Foreign Trade Bank of Latin America, Inc., hereinafter also called “Bladex” the “Bank”, the “Institution”, the “Organization” or “us”) contains the general principles and policies that should guide the ethical-professional conduct of the Organization’s Employees and Directors. Its objective is to uphold the values that are fundamental for a proper conduct of the Institution’s business and management, in line with the principles and values of the Bank that, as a regional Bank, with a shareholding structure representing both the public and the private sectors, conjugates a series of interests that require guidelines for undertaking its business and activities.

It is essential for the Institution to have a clear direction of the Organization in line with the fundamental principles and values of human beings and the environment in which we operate; hence this Code aims to define the action framework that would enable us to attain such commitment. People and work become one, discarding any duality or incoherence between the work and individual behavior in the concrete undertaking of business and vis-à-vis the shareholders.

The Bank’s Customers should not only receive products of an adequate quality according to their price, but also an honest, transparent and trustworthy treatment. Each shareholder, in turn, deserves to receive, from Bladex, a precise, timely and transparent accounting. The Institution has a moral responsibility to look after the interests of all those involved in its activities, even more so when considering that we are a financial entity that depends on the trust people have placed in us.

The Bank is a company that works with the money and securities of third parties, a particularity that requires trust and honesty in each of its functions, both toward the inside as well as to the outside of the Organization. The relationship between the Bank and its Shareholders, Employees, Customers, Suppliers and its social environment is based on trust, correctness and honesty, which will make it possible for all participants in the system to trust each other.

This trust depends on the way that Bladex members put the Organization’s values in practice when they go about their jobs, thus extolling the high ethical standards being promoted by Bladex, the preservation of the confidentiality of its Customers’ information, the avoidance of conflicts of interest and the compliance with the laws and regulations governing the Bank’s activities.

Bladex does neither finance any business, nor intents to get into any business relationship with financial institutions or companies that do not follow such ethical standards, nor with those of which we are aware of their participation in unlawful or degrading businesses or such business as may go against public security or be harmful to the environment or that may not fully comply with current legal dispositions in force. We uphold a policy of complete rejection of and auto-protection against, any activities that may be linked to money laundering, the financing of terrorism, the financing of the proliferation of weapons of mass destruction, fraud, graft, corruption or similar practices, whatever their derivation may be and it is the obligation of each member of this Organization to join forces with the different actions being promoted in that sense for monitoring, detecting or helping to identify and reject any activity that might violate this Policy.

For certain specific matters that require detailed regulations, the norms of this Code shall be developed or complemented with those set forth in the manuals, policies and guidelines that are currently in force, as they may be revised from time to time, or as they may be issued in future.

Contents

I. INTRODUCTION	5

General Principles and Objectives	5

II. PERSONS SUBJECT TO THIS CODE COMPLIANCE	5

III. FUNDAMENTAL PRINCIPLES	6

III.1. Personal Finances	6

III.2. Conflicts of Interest	6

III.2.a. Transactions with Related Parties	6

III.2.b. Invitations and Gifts	7

III.2.c. Corporate Gift and Gift Delivery	7

III.2.d. Relationship with Suppliers	7

III.2.e. Travel Per-Diem and Expenses to be Reported	8

III.2.f. Use of insider information and other related aspects	8

III.2. f.1. “Window period” and “Black-out Period”	8

III.2. f.2. “Rule” 10b5-1 of the “Securities and Exchange Commission” (SEC)	9

III.2. f.3. Revocation and modifications of contracts, instructions or anticipated plans for the purchase and sale of shares:	9

III.2.g. Personal relationships with applicants.	10

III.3. Handling Confidential Information	10

III.3.a. Information safekeeping	10

III.3.b. Restrictions on the flow of information	10

III.4. Acting on behalf of Bladex	10

III.4.a. Individual responsibility	10

III.4.b. Job Responsibility	11

III.4.c. Publications and Public Presentations	11

III.4.d. Appointment to Public Office and other designations	11

III.4.e. Exercise of attributions	12

III.5 Illegitimate business and prevention of money laundering	12

III.6. Personal Integrity	12

III.7. Investigations	12

III.8. A culture of high honesty and ethics	12

III.9. Relations with the public Sector and regulatory entities	13

III.10. Social network presence	13

III.11. Environmental protection	13

III.12. Prevención de Prácticas Corruptas	13

IV. ETHICS COMMITTEE	14

V. COMPLIANCE REGULATIONS	14

SPECIAL STATEMENT BY SENIOR FINANCIAL EXECUTIVES RELATED TO THE BLADEX CODE OF ETHICS (THE "CODE")	15

I. INTRODUCTION

General Principles and Objectives

This Code establishes the norms binding those that are subject hereto (People Covered by this Code), as such term is defined hereunder, to respect it and denounce any attempt to violate it.

Aware of the social and individual responsibilities of the different activities and functions involved in managing the Institution, the general principles and action policies are defined herein for guiding the decisions and actions of each person that is part thereof.

Our mission, as members of this Institution, whether individually or collectively, is to act in line with the ethical values and principles of human beings, the Bank and society.

The Institution promotes and upholds the ethical values it considers essential in its operations: Commitment, Humility, Excellence, Respect and Integrity (hereinafter altogether referred to as the “Values”).

The main objective hereof is to fix the general ethical framework for going about their job and for each one of the Institution’s activities.

The content hereof covers the general situations and issues that might come up in the scope of your activities, as well as such cases as may be referring more specifically to the management and workings of the Institution itself.

The norms compiled in this Code make up a tool for constant consultations and knowledge; they form a guideline for the decisions to be made by each of the Bank’s members, according to their position and function.

Each of the Institution’s members should act in line with these Values in a uniform way, coherently and constantly. A responsible exercise of properties and acting correctly should always be undertaken.

This Code describes general conducts from an ethical point of view; however, it is everyone’s duty to assume an individual responsibility in making the Board of Directors, the Compensation Committee, the Audit Committee, Senior Management, Compliance department or Human Development department, as the case may be, aware of any facts that might generate some degree of ethical difficulty when making decisions, through the tools and mechanism the Bank has assigned thereto.

Although the Code intends to address a wide range of practices and procedures, Bladex cannot foresee all the problems and situations that might arise.

If any of the People Covered by this Code are not sure what they should do in a given situation, then they must seek for additional information and guidance before acting. The People Covered by this Code should use their good judgment and common sense; if something appears incorrect or unethical, it is likely to be so. If you have any questions regarding the best course of action to be taken in a specific situation, or, if you suspect or are aware of the possible violation of any law, rule or ethical norm of Bladex, then you must immediately contact Human Development department that It will focus on how to handle the situation. Any allegations relating to possible infringements of this Code, or any other norm that develops or complements it, must be made through the tool that the Bank has provided for it, available on the Bank's intranet and on its website.

II. PERSONS SUBJECT TO THIS CODE COMPLIANCE

Persons Subject to this Code are, except for legal or other reasons justified by the Audit Committee, the following (hereinafter "Subject to the Code"):

•	The Directors and Dignitaries of the Bank and those of its subsidiary companies.

•	The members of the Senior Management of the Bank and its subsidiary companies.

•	All persons (employees) who provide their services in the areas of the Bank or its subsidiaries.

•	The representatives or agents of the Bank or its subsidiary companies directly related to its activity.

•	Such other persons who, by the characteristics of their activity, must be subject, in the opinion of the Ethics Committee, temporarily or permanently to the provisions of this Code.

III. FUNDAMENTAL PRINCIPLES

III.1. Personal Finances

Those Subject to the Code must maintain exemplary financial conduct, having to give full and timely fulfilment of their obligations and financial commitments always. It Is Imperative that those who demand this behavior from their clients have consistent behavior.

The above means that those Subject to the Code must handle their banking, financial and commercial matters in general responsibly and in accordance with their real debt capacity. A criterion of utmost prudence Must prevail in this area, which is not compatible with the existence of unpaid or overdue obligations.

Those Subject to the Code that require it must request loans or financing exclusively in formal and recognized financial institutions that are habitually dedicated to these turns and that are within the current legal framework. Informal entities whose financings imply a high financial cost, or the creation of disproportionate guarantees are prohibited.

Private investments or businesses carried out by those Subject to the Code must not be contrary to the interests of the Institution, ethics or good manners.

The extending of personal loans to third parties as a habitual business practice and/or getting involved in unlawful business shall be considered as inappropriate behavior for all People Covered by this Code.

III.2. Conflicts of Interest

Any transaction which by its nature involves the Bank and a shareholder, Director, Dignitary or employee of the Bank, or a person from whom such shareholder, Director, Dignitary or employee is a shareholder, director, official, employee or agent, or a Person with whom any of them have a family relationship (all of them, "Related Persons"), presents a situation of potential conflict of interest. Therefore, all transactions of this kind must be conducted in the best interest of the Bank, with strict adherence to applicable laws and regulations and never for the individual benefit of a shareholder, or Director, Dignitary or employee related to The Bank or its Related People. For the purposes of the application of this standard, the guidelines and policies of the Bank, will develop the scope of the concepts contained here, including, for example, the minimum shareholding that a person should have in a company or the degree of Kinship to be considered as Related Persons.

Regarding the decisions made by the Bank about such transaction where there might be a conflict of interest, it must proceed as follows:

•	Those Subject to the Code who may find themselves in a conflict of interest situation regarding a specific transaction must disclose it to the Compliance Officer.

•	Subject to the Code who may find themselves in a conflict of interest situation regarding a specific transaction must refrain from any communications that could influence the people in charge of such transaction, regarding the issue that causes the conflict of interest situation.

•	If it is appropriate to take a collegiate decision regarding the transaction, then such decisions shall be made with the abstention of Subject to the Code who may have a conflict situation.

III.2.a. Transactions with Related Parties

Bladex strictly adheres to the dispositions that establish limits to transactions between natural and legal persons considered as "Related Parties", in force applicable in the jurisdictions in which it operates. If there are differences between the different legislations, Bladex will always adopt the most stringent and conservative.

Any transaction carried out with a Related Party must be assessed in the first instance by the Bank’s Legal and Compliance departments. This Review is intended to determine that it does not contravene the laws and regulations in force of the Republic of Panama, those issued by the Securities and Exchange Commission ("SEC") of the United States of America, or any other existing legal provision applicable to the Bank.

III.2.b. Invitations and Gifts

None of those Subject to the Code will request or accept from third parties’ fees, intentionally, either directly or indirectly, commissions, gifts, securities, remuneration or lucrative advantages, whether in liquid sums of money or in kind, in connection with a transaction, service or business made with the Institution and/or its Affiliates, for the purpose of influencing an act or decision by them for the benefit of the Bank or the Subjects of the Code, or inducing third parties to seek their influence for the purpose of or grant an improper advantage in favor of the Bank or the Subjects to the Code.

Except for the above, reasonable social courtesies such as symbolic or corporate gifts, invitations to dinners or events for a work meeting are excluded. This, provided that, under no circumstances, does a commitment, influence or that, in its nature, nature or frequency, it could be interpreted as a deliberate will to affect the independence, impartiality or criterion of the as well as that they are infrequent and with minimal value, and transparent and openly. Notwithstanding the foregoing, Code Subjects must not accept gifts or invitations of the type described in this section worth more than $200. In case of doubt as to whether or not it is appropriate to accept a gift or invitation, you must pose it to the Compliance Officer before accepting one or the other.

If the situation is inconvenient to refuse a gift, it must be reported in writing to the Compliance Officer, who may order the disposal of the gift and the donation of the money raised to a non-profit organization.

III.2.c. Corporate Gift and Gift Delivery

According to the Bank's marketing policies and strategies, corporate gifts and hand-outs may be delivered to its Customers on the Bank´s behalf, if they adequately represent the corporate image of the Institution and its destination is exclusively for Customers.

The Bank does not, nor will the Code Subjects in its name make, cash payments, donations or gifts to third parties for the purpose of influencing an act or decision by customers for the benefit of the Bank or the Subjects to the Code or inducing customers to use influences in order to procure a business or grant an inadequate advantage in favor of the Bank or the Subjects to the Code.

Except for the above, reasonable social courtesies such as symbolic or corporate gifts, invitations to dinners or events for a work meeting are excluded. This, provided that, under no circumstances, does it mean a commitment, influence or that, in its nature, nature or frequency, it could be interpreted as a deliberate will to affect the independence, impartiality or judgment of the third, as well as infrequent and minimally valuable, and transparent and openly. Notwithstanding the foregoing, Code Subjects must not make gifts, donations, contributions or invitations of the type described in this section, the value of which is greater than $200.

III.2.d. Relationship with Suppliers

The relationship between the Subjects to the Code and suppliers must remain strictly independent and according to the corporate interests, in faithful fulfillment of the provisions of this Code always having to privilege the parameters of utility, quality and Institution's budget.

In the case of external auditors, the Bank must observe, in addition to the foregoing, the provisions of ISB standard No. 1 of the SEC and the Sarbanes-Oxley Act regarding the rules of independence prohibiting hiring of the auditors ' signature. That was part of the team that audited the Bank's financial statements and its subsidiaries over the past two years.

In addition, the Bank should observe the provisions of the Foreign Corrupt Practices Act("FCPA")regarding the relationships that suppliers may have, including their intermediaries or agents, with members of political parties or government officials and the fate or use of money paid to suppliers, their agents and/or to and hold them for their services.

The Bank does not, nor will the Code Subjects in its name make, cash payments, donations or gifts to suppliers for the purpose of influencing an act or decision by suppliers for the benefit of the Bank or the Subjects to the Code, or inducing suppliers to use (r) influences in order to procure a business or grant an inadequate advantage in favor of the Bank or the Subjects to the Code.

Except for the above, reasonable social courtesies such as symbolic or corporate gifts, invitations to dinners or events for a work meeting are excluded. This, provided that, under no circumstances, does it mean a commitment, influence or that, in its nature, nature or frequency, it could be interpreted as a deliberate will to affect the independence, impartiality or judgment of the third, as well as infrequent and minimally valuable, and transparent and openly. Notwithstanding the foregoing, Code Subjects must not make gifts, donations, contributions or invitations of the type described in this section, the value of which is greater than $200.

III.2.e. Travel Per-Diem and Expenses to be Reported

The funds that the Institution provides to its employees for the performance of their activities They are owned by that, so they should be given the use for which they were assigned, keeping strict transparency and making the required reports in accordance with the guidelines that the Bank establishes for that purpose.

III.2.f. Use of insider information and other related aspects

All People Covered by this Code must abstain, when going about their personal investments, from using such information as they may have become aware of because of their position and work for their own benefit or that of any other person. Those who do have access to any inside or confidential information of Bladex or its securities, must abstain from trading in those instruments. In turn, those who are aware of the investment policies and strategies, plans, studies or negotiations, should not use such information, neither directly nor indirectly, for obtaining any advantage in any operations, neither for their own benefit nor for that of any third party.

None of those Subject to the Code may make use of privileged information to carry out transactions with securities issued by any of the companies belonging to its client portfolio, or from any other issuer in respect of which it owns this type of Information.

They are also subject to these rules of use of insider information, all currencies, rate insurance or similar insurance modalities that exist on the market financial (derivatives), simultaneous operations and short sales.

Any acquisition or disposal referred to public offering securities made by any employee of the Institution that, depending on its position, accesses or can access information privileged, must be communicated to the Compliance Officer, in writing.

Without prejudice to the above, it is advisable for the employees of the Institution to carry out their personal transactions for investment and non-speculative purposes.

III.2. f.1. “Window period” and “Black-out Period”

A Window period is the time interval during which the Subject to the Code can freely trade transactions that involve shares of the Bank’s stock.

Generally, unless there is any reason that leads the Bank to close the Open Period, it is established that it begins three (3) business days after the issuance of the press releases on the Bank's financial results and lasts for a period of forty-five (45) calendar days after the issuance of the corresponding press release, or until the 15th day of the month of the close of each quarter (March, June, September and December), whichever occurs first.

The period that begins after the last day of the Open Period and ends at the end of three (3) business days after the issuance of the following press release on the Bank's financial results is called the "Blackout Period".

Bladex retains the right to increase the duration of the Blackout Period or to restrict the window period at its entire discretion.

People Covered by this Code must submit written notification using the form provided by the Bank thereto of any type of trades of Bladex shares carried out, immediately upon their execution, to the following persons designated thereto:

•	For Bank Directors or Dignitaries, including the CEO, notification must be made to the Chairman of the Board of Directors of the Bank with a copy to the Shareholder Relations Department.

•	For the Chairman of the Board of Directors of the Bank, notification must be made to the President of the Bank’s Audit Committee with a copy to the Shareholder Relations Department.

•	For Bank Employees, notification must be made to the CEO with a copy to the Human Development and the Shareholders Relations departments.

The above designated persons shall send copies of the completed notification forms received to the Bank’s Shareholders Relations Department in case of Directors and Dignitaries.

Notification forms for reporting any fact foreseen in this section are available through the Bank’s Intranet or from Shareholders Relations Department. A copy of the completed and signed form, either an original or copy received by fax or in PDF format, must be filed in the employee records of the corresponding Director, Dignitary or Employee kept in the Bank’s Shareholders Relations and Human Development departments.

The procedures established herein are applicable to any type of purchase, sale or trade of Bladex shares (including shares obtained by exercising stock options), carried out on their own account or through another party, either an individual or legal entity, including family members, friends or coworkers.

Notwithstanding the above, those Subject to the Code must abstain from carrying out trades in Bladex shares, even if within the “Window Period” set forth in this section, if they become aware of any confidential, privileged and insider information of material importance related to Bladex and its business that has not been disclosed to the market by Bladex.

Any of the above-mentioned individuals to whom this policy is applicable who does not comply with the dispositions contained herein and carries out a transaction of selling/buying shares during the Black Out Period, must reverse said transaction within two (2) weeks. Any profits obtained from this reversion shall be handed to the Bank and any loss shall be assumed by the individual.

The Audit Committee of the Board of Directors shall determine the severity of the infringement and shall apply such disciplinary measures as it may deem to be appropriate.

III.2. f.2. “Rule” 10b5-1 of the “Securities and Exchange Commission” (SEC)

Any Subject to the Code has the option of establishing a contract, instruction or advance plan for the purchase and sale of shares under the Rule 10b5-1 of the Securities Exchange Act of 1934, which would allow them to purchase and/or sell shares of the bank during the period Restricted.

Such contract, instruction or advance plan for the purchase and sale of shares adopted with the respective broker ("broker") may only be implemented for an open period and must specify the number of shares to be purchased or sold and the Price and date of purchase or sale. As an alternative to the foregoing, a written formula or algorithm or a computer program may be included to determine the amount, price and date of the sale or purchase of shares.

In any event, the contract, instruction or advance plan referred to above must prohibit the person concerned from modifying or altering thereafter the quantity, price and date of the purchase or sale of shares, unless such modification is made during an Open period when the person concerned has no knowledge of privileged or confidential information.

Any contract, instruction or advance plan for the purchase and sale of shares to be used must be previously approved in writing prior to entry into force by the following authorities:

•	If the contract, instruction or advance plan for the purchase and sale of shares comes from a Director or Dignitary of the bank, including the CEO, it must be approved by the Chairman of the Board of Directors.

•	If the contract, instruction or advance plan for the purchase and sale of shares comes from the Chairman of the Board of Directors, it must be approved by the President of the Bank's Audit Committee.

•	If the contract, instruction or advance plan for the purchase and sale of shares comes from a Bank’s employee, it must be approved by the CEO.

In addition, in the case of Directors, Dignitaries and Chairman of the Board, a copy of the contract, instruction or advance plan must be sent for the purchase and sale of shares to the Shareholder Relations department, and in the case of Bank’s employees, then a copy must be sent to Human Development department.

III.2. f.3. Revocation and modifications of contracts, instructions or anticipated plans for the purchase and sale of shares:

Any Director, Dignitary and Bank´s employee may revoke his/her contract, instruction or advance Plan of purchase and sale of shares in an open period by written notice to his/her "broker".

Under certain circumstances, a contract, instruction or Advance Purchase and Sale Plan of shares must be revoked. This includes circumstances such as the merger announcement or an event that would cause the transaction to violate the law or have an adverse effect on the bank. In such circumstances, the Shareholder Relations department must be authorized to notify the "broker" of the owner of the contract, instruction or Advance Plan of Purchase and Sale of shares.

III.2.g. Personal relationships with applicants.

In the field of recruitment and hiring of personnel, no applicant may receive preferential treatment with respect to other candidates based on personal or family relations or be the subject of any kind of discrimination.

III.3. Handling Confidential Information

III.3.a. Information safekeeping

The information on the operations of the institution and its clients is confidential, so the use, conservation and safekeeping of the respective document must be kept strictly in accordance with the internal regulations.

Therefore, it is the responsibility of every employee to keep with due security all documents and/or values in his charge, in addition to any information of the institution's and its clients ' property.

III.3.b. Restrictions on the flow of information

Any confidential information on issuers of public offering securities, their financial instruments or transactions in which they are involved, must be kept under strict confidentiality. It is forbidden to divulge or communicate to third parties of this information, even if they are persons of the same institution, being applicable the ethical-professional principle of banking confidentiality.

If, based on labor relations within the Institution, it is necessary to communicate to a third-party confidential matter, the following procedure must be followed:

•	Clearly establish that the information is confidential.

•	To make known the restrictions on the dissemination of such information.

•	To make known the prohibition of making financial transactions based on that information.

It is prohibited to communicate, reproduce or transmit to third parties, verbally or by written or electronic means, bank information on business strategy aspects, databases, customer segmentations or any business information or Operations of the institution and its clients, even if the employee did not intervene directly.

Those Subject to the Code must refrain from responding, without prior consultation to the Compliance Officer or Human Development to the questions asked about such operations or any other matter that may cause liability or damage to the Bank or its customers.

It is of paramount importance the care and responsible management of the information of stock markets, both in the relationship with clients and in its correct personal administration.

Likewise, the Subject to the Code to which it is appropriate to participate in the preparation of the reports and documents that Bladex must register and/or present to the respective supervisory authorities shall make a reasonable, complete, safe, timely and understandable. The same conduct must be observed in the preparation of any other public communication carried out by the Bank.

III.4. Acting on behalf of Bladex

III.4.a. Individual responsibility

As part of the institution, the employees assume the individual responsibility of their actions and behaviors, which includes the knowledge and obligatory fulfillment of the provisions established in the manuals, guidelines, regulations and internal procedures.

An employee must not perform illegal acts or take any conduct that may be detrimental to the prestige, interests or assets of the Institution or its employees. If a subordinate receives instructions incompatible with the values, policies and internal norms, he or she must communicate it to the higher bodies of the Human Development department, to take the necessary measures and safeguards.

The use of the resources that the Bank makes available to collaborators is for the sole purpose of the business and to better carry out the assigned functions. The use of institutional e-mail should not compromise the Bank's image or prestige.

You must keep the most complete loyalty to the Institution in all its aspects, and not use your name for personal purposes. Nor should any kind of information be published or disseminated that would violate the dignity of the Institution or its employees.

III.4.b. Job Responsibility

All employees must devote their time and capacity fully to the service of the Institution during working hours. Consequently, you cannot use the offices or other assets of the Institution for activities outside of your duties.

With respect to other activities or external commitments, an employee must not assume responsibilities or functions that may mean any kind of conflict of interest with the management of the Bank. In the absence of this contraindication, the acceptance of any work, representation or external advice for which a payment is received, must be informed in writing to the Compliance Officer and duly authorized by Human Development department. In any case, such activities must not interfere with the performance and obligations of the employee, nor do they require hours of dedication so long as to affect their physical or mental capacity.

It is forbidden to the Bank's employees to provide services of any kind to other banks or financial institutions, as well as to companies that belong to or that are related to the Bank's clients, that will result in a conflict of interest and/or make to assume unfair competition for Bladex.

Bladex's employees who perform university teaching must exercise such a function outside their working day.

Participation in non-remunerated activities outside the institution is permitted if it does not interfere with the performance and moral conduct of the person within the Bank and is known and duly authorized by the respective supervisor.

In the case of non-profit organizations, the Institution authorizes and motivates the participation of its employees in charitable and social assistance activities.

III.4.c. Publications and Public Presentations

Any Subject to the Code that must represent the bank in lectures, conferences, seminars or external meetings of a similar nature must inform previously the content of its presentation to, and have, the prior authorization of the corresponding supervisor.

All information requirements that the media make about Bladex must be forwarded to, and previously approved by, the Marketing department, abstaining Subject to the Code of providing background or giving interviews to any media which have not been duly validated or authorized by that department.

The products and services of the Institution are of its exclusive property, as well as the contribution that all Subject to the Code lends for its development and implementation. These conditions remain unchanged, even when the person is no longer linked to the Institution.

Any personal communication, whether written or verbal, must be made in its own name, not involving the Bank under any circumstances.

III.4.d. Appointment to Public Office and other designations

Positions or appointments in public functions are not compatible with the performance as a member of the Institution, whether such positions of a municipal, governmental or other public connotation, designated or elected. Functions arising from irrevocable civic obligations, such as designations as a jury of conscience, in accordance with applicable law are exempt from this consideration.

In any case, any Subject to the Code may request the Compliance Officer to perform public connotations that are not governmental or municipal, to the extent that there are no legal incompatibilities with his work in the Bank and that the exercise of such functions does not jeopardize the reputation of the Institution

III.4.e. Exercise of attributions

Bladex's employees may only sign documents, represent, or exercise authority on behalf of the Bank if they have the power or the specific attribution in accordance with the position and function they perform. Any document evidencing the commitment, agreement or agreement by the Institution must be signed in accordance with the delegation of powers issued by the Board of Directors from time to time.

III.5 Illegitimate business and prevention of money laundering

Institution will only participate in legitimate businesses and in accordance with the law in force. It will maintain standards of quality, price and superior services, always acting within a framework of fair, legitimate and open competition. Illegal businesses are those that are not allowed by law, as well as those that do not respect and protect the internal rules of the Bank.

Any attempt to "money laundering" will be considered a threat to the Institution's trust and reputation and the Bank will do everything in its power to prevent it from being used for such purposes.

Any employee must comply with the policy and rules defined on the matter and when it is in the presence of a suspicious or unusual transaction, must report it directly and obligatorily to the Compliance Officer.

The Bank shall not establish any relationship with natural or legal persons, whether customers, investors or suppliers, if the money or services offered by them are suspected to be the product of illegal or illegitimate activities.

III.6. Personal Integrity

Those Subject to the Code must always keep, inside and outside the Institution, a behavior that reflects the values promoted by the Bank. The Institution demands respect for the dignity of all its employees and of them an honest and responsible conduct in all areas of daily work.

Special consideration in relation to the personal integrity deserves the prohibition to the Subject to the Code to manifest or exert any type of harassment, by any means, that can prejudice the labor situation or opportunities in the employment of any person.

Arbitrary discrimination on any basis, whether race, sex, religion, disability or other, constitute practices that are not accepted in the ethical framework defined by Bladex, this being a workplace in which respect, professionalism and Dignity.

In the same way, it is established that Bladex will encourage people to develop a quality of life associated with concepts such as health promotion and healthy recreation. In this line, the consumption, carrying or sale of drugs, alcohol or narcotics, within the company, is strictly prohibited.

III.7. Investigations

It is a duty to cooperate fully with any duly authorized internal or external investigation, including, among others, those related to problems of an ethical nature, or to legal demands of any kind.

Making false or misleading statements to internal or external auditors, to Legal and, to Compliance, or to the representatives or regulatory entities of Bladex, may be enough cause for dismissal or termination of any relationship with Bladex. You must never withhold or stop communicating any information relating to ethical problems which, for this reason, must be put to the attention of the corresponding management levels.

III.8. A culture of high honesty and ethics

The Sarbanes-Oxley Act of 2002, issued in the United States of America, establishes the obligation to ensure adequate internal controls in the organization to:

•	Ensure reasonable assurance that transactions are duly registered and are carried out only according to the authorizations of the Board of Directors;

•	Design effective internal controls to ensure that significant information related to the Company and its consolidated subsidiaries are disclosed;

•	Implement measures to prevent, deter and detect fraud.

The implementation of these measures must be recorded in a separate document drawn up by the Bank's Management, in accordance with the general international acceptance guidelines on the subject.

The Bank requires maintaining information related to the events and operational risk incidents that are presented. It is the duty of all members of the Bladex task force to report and disclose in a timely manner all events or incidents of operational risk presented in the processes, both to those responsible for each department and to the Operational Risk department.

III.9. Relations with the public Sector and regulatory entities

The deference and courtesy of Bladex and its representatives to members of the public sector and regulatory entities must be of an institutional nature. These relationships should not be used for personal gain as a member of Bladex's team. At all times, high moral and civic standards must be observed and laws respected.

Bladex, as a multinational bank, is subject to a number of laws and regulations of its operation in the different countries in which it has a presence or operations. Failure to comply with such laws and regulations may be subject to penalties. It is the responsibility of each collaborator to know and understand the legal aspects applicable to the performance of the assigned tasks, to the activity of the department to which it belongs and to the Bank in its entirety, in order to avoid incurring acts that may cause damage to the Bank.

Any Subject to the Code must inform Compliance if he or she has a direct or indirect relationship with a public official or Politically Exposed Person. For the purposes of this rule, the partner's relationship with his spouse, parents, children and siblings, grandparents, grandchildren, in-laws, sons-in-law, daughters-in-law and brothers-in-law, as well as those with whom he has an intimate relationship of coexistence, is considered as a direct relationship. Relationship is considered to be an indirect relationship which relates to public or association proceedings.

None of the Code Subjects will request, offer, pay, promise, transfer, authorize, plan or accept, intentionally, whether directly or indirectly, cash payments, commissions, gifts, securities, remuneration or lucrative advantages, for or from members of political parties or government officials, whether domestic or abroad, in connection with a transaction, service or business made with the Bank and/or its Affiliates, for the purpose of influencing an act or decision by them for the benefit of the Bank or the Subjects to the Code, or induce them to use their influences in order to procure or retain a business or to grant an improper advantage in favor of the Bank or the Subjects to the Code.

Except for the above, reasonable social courtesies such as symbolic or corporate gifts, invitations to dinners or events for a work meeting are excluded. This, provided that (i) does not mean, under any circumstances, a commitment, influence or that, in its nature, nature or frequency, it could be interpreted as a deliberate will to affect the independence, impartiality or criterion of the person; (ii) are infrequent and with a minimum value; (iii) are transparent and open; (iv) is lawful under the laws and regulations applicable to political party member or government official; and (v) be done in good faith. Notwithstanding the foregoing, Code Subjects must not accept or make gifts or invitations of the type described in this section worth more than $200. In case of doubt as to whether or not it is appropriate to accept or make a gift or invitation, you must pose it to the Compliance Officer before accepting or making one or the other.

III.10. Social network presence

Each Subject to the Code must apply the Bank's rules on social media behavior, acting with respect, using good judgment and common sense, and taking care of the information they share. You should refrain from posting confidential information about Bladex, your customers or collaborators or reviews that may be attributed to Bladex.

When posting information or opinion on their own behalf, Code Subjects should avoid referring to their status as a Bank contributor or any other content that may attribute the published content to Bladex.

III.11. Environmental protection

The Bank recognizes that protection of the environment is vital to the survival of society. Therefore, it favors in its businesses measures that seek the protection of the environment. The Bank also promotes its employees to the efficient use of natural resources and recycling, among others.

III.12. Prevention of Corrupt Practices

Pursuant to the U.S. Foreign Corrupt Practices Act ("FCPA") issued in the United States of America, the payment of bribes and corrupt practices to government officials, state authorities, political figures in foreign countries, including reaching suppliers and customers, is strictly prohibited and all Subjects bound must refrain from making any payment or promise payment, gifts, gifts, benefits, regardless of whether they are payments in cash or in kind, either directly or indirectly, to national or foreign officials, or government officials or members of political parties, for the purpose of influencing or inducing them for the purpose of obtaining or retaining business for the benefit of the Issuer, or of obtaining an unlawful advantage for the benefit of the Issuer.

The Bank's Administration shall ensure the implementation of measures aimed at preventing and detecting acts that violate the provisions of this section and shall be recorded in a separate document, in accordance with the guidelines of general international acceptance on the Matter.

The Bank must maintain information related to the operational risk events and incidents that arise. It is the obligation of all Code Subjects to promptly report and disclose all events or operational risk incidents that occur in the processes, both to those responsible for each of the areas and to the Operational Risk area.

IV. ETHICS COMMITTEE

The Bank's Ethics Committee is responsible for constantly evaluating and updating this Code and reviewing and implementing the necessary mechanisms to disseminate and promote the highest standards of behavior at the Institution and will be in accordance with established, from time to time, in its rules of procedure, ensuring, at the very least, the participation with the voice and vote of a Director and the Executive Vice President of Audit, who will have a voice, but without a vote, for the purpose of evaluating and monitoring compliance with the Code of Ethics and present periodically the outcome of the matters dealt with in the Ethics Committee to the Committee on Compensation and Organizational Management.

Unless otherwise stated in this Code, the Ethics Committee shall report to the Compensation Committee on the failure of any Subject to comply with the Code of the rules contained in this Code of ethics. The Compensation Committee, in turn, will inform the Audit Committee of the occurrence of such breaches, for the knowledge of the members of the Audit Committee and for the adoption of the corresponding actions and/or penalties.

V. COMPLIANCE REGULATIONS

The provisions contained in this Code of Ethics are mandatory for all those Subject to the Code. These provisions are complemented, for employees within a general framework, with the provisions of the employment contract, in the internal labor regulations, legal rules, banking regulations and rules of internal procedure and guidelines in force or dictate the future.

Bladex shall penalize those Subject to the Code for incurring any conduct which is apart from, or contravenes, the rules of the Code of Ethics, without prejudice that such conduct may constitute at the same time an infringement of the internal regulations and/or the contract of employment, where the sanctions scheme provided for in that regulation and/or the law shall also be applicable.

Bladex must submit and/or make available to each Subject to the Code a copy of the Code of Ethics at the time of hiring.

BANCO LATINOAMERICANO DE COMERCIO EXTERIOR, S.A. (“Bladex”)

SPECIAL STATEMENT BY SENIOR FINANCIAL EXECUTIVES RELATED TO THE BLADEX CODE OF ETHICS (THE "CODE")

The CEO, the CFO and the Accounting Vice-president, as Senior Financial Executives ("Senior Executives") of Bladex, hereby accept the provisions of the Code and agree to comply with the additional provisions contained herein.

I.	This Special Statement by Bladex's Senior Executives is intended to promote:

•	Honest and ethical conduct, including ethical management of current or apparent conflicts of interest between personal and professional relationships;

•	A complete, fair, accurate, timely and understandable disclosure in the reports and documents Bladex issue or present to the "Securities and Exchange Commission" ("SEC") and other public communications made by Bladex;

•	Compliance with applicable laws, government rules and regulations;

•	Timely internal reporting of Code violations to an appropriate person or to persons identified in the Code; and

•	The responsibility for adherence to the Code.

Every Senior Executive must adhere to a high standard of business ethics and should be sensitive to situations that may result in current or apparent conflicts of interest. Bladex always expects its top executives to meet the principles of this Code. A violation of this Code is a cause of disciplinary action including dismissal and possible legal action. Any consultation on the application of the Code must be referred to the Audit Committee of the Board of Directors of Bladex.

II.	Senior Executives must ethically handle conflicts of real or apparent interest.

A "Conflict of interest" occurs when the private interest of a Senior Executive interferes with the interests of, or his service to, Bladex. For instance, a conflict of interest from a Senior Executive may arise if a Senior Executive, or a member of his family, receives improper personal benefits because of his position at Bladex.

Any Top-level Executive shall ensure that the guidelines for the handling of conflicts of interest referred to in point III. 2 of the Code are strictly followed, and to avoid situations that are typified in that point.

In situations involving a Top-level Executive, in which there is the appearance of, or potential, conflicts of interest, but the Top Executive believes that it is not a significant conflict of interest, the Top Executive shall obtain approval from the Committee of Audit before getting involved in such a situation. No approval of this type will be considered an exception to the Code

III.	Disclosure and Compliance

•	Every Senior Executive should be familiar with the disclosure and compliance requirements generally applicable to Bladex;

•	Every Senior Executive shall refrain from misrepresenting, or causing other misrepresenting, facts about Bladex, whether in or out of Bladex, including the Directors and Dignitaries of Bladex and auditors, or government regulators and autonomous organizations.

•	Every Senior Executive must, to the extent appropriate in their area of responsibility, consult with other executives and employees of Bladex with the aim of promoting full, fair, accurate, timely and understandable disclosures in the reports that Bladex files or present to the SEC, and in other public communications made by Bladex; and

•	It is the responsibility of each Senior Executive to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Responsibilities

Each Senior Executive must:

•	Once the Code has been adopted (or as subsequently applied, by becoming Senior Executive), declare in writing to the Board of Directors that they have received and read and understood the Code;

•	Refrain from retaliating against any other Senior Executive or employee of Bladex or his family, for reports of potential violations made in good faith.

•	Notify the Audit Committee promptly if you know of any violation of the Code, understanding that omitting to do so will be considered a violation of the same.

The Audit Committee is responsible for applying the Code in specific situations where doubts arise and has the authority to interpret it in any situation. Any exception should be considered by the Audit Committee.

Bladex will follow the following procedures in the investigations to enforce the Code:

•	The Audit Committee shall take all appropriate actions to investigate any potential violations that have been reported to them;

•	If, after the investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any other action;

•	If the audit Committee determines that a violation has occurred, it shall consider appropriate measures which may include both a review of, and modifications to, applicable policies and procedures; Or the recommendation that the Top Executive get fired;

V.	Changes or exceptions to Code compliance

The Audit Committee shall be responsible for granting exceptions to compliance with the Code, as appropriate.

Any exception granted in accordance with the Code shall be informed and registered with the SEC and shall be reported to the shareholders of Bladex within the time limits determined by the SEC rules and any applicable law of any banking, securities or exchange regulators in Bladex appear listed.

VI.	Other policies and procedures

This Code shall be the only Code of Ethics adopted by Bladex for the purposes of the "Sarbanes-Oxley Act" of 2002 and the Rules and forms applicable to registered companies.

VII.	Amendments

Any amendment to the Code must be approved by the Compensation Committee and ratified by a majority vote of the Board's Audit Committee.

VIII.	Confidentiality

Every reports and records prepared or maintained in accordance with the Code shall be considered confidential and shall be kept and protected as such. Except as required by law or this code, such matters shall not be disclosed to anyone outside the Audit Committee and the Bladex Board of Directors.

IX.	Internal use

This Code is for internal use only of Bladex and does not represent an admission, by or on behalf of Bladex, of any fact, circumstance, or legal conclusion.

I have read and understood the terms of the Code. I acknowledge the responsibilities and obligations incurred by me because of being Subject to the Code. Hereby expressly agree to comply with the Code.

/s/Chief Executive Officer

/s/Chief Financial Officer	/s/ Accounting Vice-president